Exhibit(d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 9, 2008

AMONG

GCP REIT II,

GCP SUNSHINE ACQUISITION, INC.,

AMERICAN LAND LEASE, INC.

AND

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

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ARTICLE VII CONDITIONS PRECEDENT	54

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2008 (this “Agreement”), is among GCP REIT II, a Maryland real estate investment trust (“Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Purchaser”), American Land Lease, Inc., a Delaware corporation (the “Company”), and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Company Partnership” and, collectively with Parent, Purchaser and the Company, the “parties”). Certain capitalized terms used herein have the meanings set forth in Section 9.12 of this Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders that Purchaser acquire all of the Company Common Stock on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has agreed, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company Common Stock, including Company Restricted Stock and any shares issuable upon exercise of Company Stock Options (the “Shares”), and OP Units, at a price per Share (or OP Unit) of $14.20 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable Law, net to the seller in cash without interest;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company will be merged with and into the Purchaser with the Purchaser as the Surviving Entity (the “Merger” and, together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the Delaware General Corporation Law (the “DGCL”), and in accordance therewith each issued and outstanding Share not held in treasury of the Company or owned directly or indirectly by Parent, Purchaser or any Company Subsidiary and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash without interest, subject to any withholding of Taxes required by applicable Law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company, on the terms and subject to the conditions set forth in this Agreement, has, by resolutions duly adopted, (i) determined that the Transactions are in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, approve and adopt this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Terry Considine, Thomas L. Rhodes, Bruce D. Benson, Bruce E. Moore, Titaho Limited Partnership, RLLLP and Titahotwo Limited Partnership, RLLLP (each, a “Principal Company Stockholder”) are entering into an agreement (the “Tender and Support Agreement”) pursuant to which each Principal Company Stockholder will agree to take specified actions in furtherance of the Offer and the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (2)(iii) of Annex I shall exist or have occurred and be continuing, as promptly as practicable (and in any event within 10 Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase for cash any and all outstanding Shares at the Offer Price.

(b) Subject to the terms and conditions of this Agreement and the Offer, promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares (without interest) validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. The obligation of Purchaser to accept for payment and pay for Shares (without interest) tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains, among other things, the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I to this Agreement. Parent and Purchaser expressly reserve the right to (i) increase the Offer Price and (ii) waive any Offer Conditions and make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer,

(C) decrease the number of Shares sought to be purchased in the Offer, (D) impose additional conditions to the Offer, (E) except as required by any Governmental Entity, amend or modify any terms in a manner adverse to the holders of Shares, (F) change or waive the Minimum Condition or (G) extend or otherwise change the expiration date of the Offer other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”).

(e) The Offer may be extended from time to time as follows:

(i) If, on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, extend the Offer for up to two successive periods of not more than 10 Business Days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) the date that is 180 days after commencement of the Offer (the “Outside Date”);

(ii) Purchaser may, in its sole discretion, without consent of the Company, extend the Offer for one or more successive periods of not more than 10 Business Days each if, at any otherwise scheduled Expiration Date, any of the Offer Conditions shall have not been satisfied, or waived by Parent or Purchaser if permitted hereunder;

(iii) If the condition set forth in Section 2(i) of Annex I is satisfied or waived within 10 Business Days prior to the next scheduled Expiration Date, Purchaser shall extend the Offer for a number of Business Days sufficient to satisfy the condition set forth in Section 2(v) of Annex I (or waive such condition); and

(iv) Purchaser shall extend the Offer for any period or periods required by applicable Law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NYSE or its staff.

(f) Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during any such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1 or as required by applicable Law. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly terminate the Offer and shall not acquire any Shares pursuant to the Offer.

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Purchaser shall (and Parent shall cause Purchaser to) file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use their reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, as such Company Recommendation may be amended and until such Company Recommendation may be withdrawn, in each case as permitted by this Agreement. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof. The Company and the Purchaser shall hire a mutually acceptable information agent in connection with the Offer.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), if any.

Section 1.2 Company Actions.

(a) Contemporaneous with, or as promptly as practicable after, the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4, contain the Company Recommendation and that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Company shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) As promptly as practicable following the date hereof, and in any event within 15 Business Days after the date hereof, the Company shall prepare and file with the SEC in preliminary form a proxy statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement that shall, subject to the provisions of Section 6.4(c), contain the Company Recommendation. The Company shall take all steps necessary to cause the Proxy Statement to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff); provided, however, that the Company and the Purchaser shall mutually agree on the date for mailing the Proxy Statement, the date of the Special Meeting and the record date for the Special Meeting; provided, that if no such agreement is reached, the Company shall be entitled to (and, to the extent required by Section 1.12, shall) mail the Proxy Statement no later than the earlier of (i) 30 Business Days after the date of this Agreement and (ii) the expiration or termination of the Offer. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff). Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement.

(c) In connection with the Offer, the Company shall promptly after execution of this Agreement furnish or cause to be furnished to Parent and Purchaser (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) all lists of stockholders, security position lists, computer files and all other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Parent and Purchaser such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent or Purchaser or their respective agents may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement shall be terminated, shall, upon the Company’s written request, promptly deliver to the Company the original and all copies of such information then in its possession or control.

Section 1.3 Board of Directors.

(a) Upon the Acceptance Time, and from time to time thereafter as Shares are acquired by Parent or Purchaser, subject to compliance with the provisions of the Constituent Documents of the Company, applicable Law and the applicable rules of the NYSE, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexercisable Company Stock Options and all other unvested rights to acquire shares of the Company Common Stock). The Company shall, upon any exercise of such right by Purchaser, take all such actions as are necessary or desirable to (A) elect or designate to the Board of Directors of the Company the individuals designated by Purchaser and permitted to be so elected or designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by action of the Board of Directors of the Company and by the amendment of the by-laws of the Company, if necessary, so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Board of Directors of the Company, and (B) cause the Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of the members of (I) each committee of the Board of Directors of the Company (II) each board of directors (or similar body) of each Company Subsidiary, and (III) each committee (or similar body) of each such board of directors (or similar body), in each case to the full extent permitted by the provisions of the Constituent Documents of the Company and each such Company Subsidiary, applicable Law and the applicable NYSE rules. From and after the Acceptance Time and until the Effective Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by applicable NYSE rules and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser’s designees to be elected or designated to the Board of Directors of the Company. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, subject to the Constituent Documents of the Company, until the Effective Time, the Company shall cause the Board of

Directors of the Company to maintain at least such number of “independent directors,” as defined by the applicable NYSE rules, as may be required by the applicable NYSE rules or the federal securities Laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the entire Board of Directors of the Company shall be entitled to designate another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Board of Directors of the Company after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall be required (i) to authorize any agreement between the Company or any Company Subsidiaries, on the one hand, and Parent, Purchaser or any of their Affiliates (other than the Company or any Company Subsidiaries), on the other hand, (ii) for the Company to amend or terminate this Agreement, (iii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iv) to extend the time for performance of Parent’s or Purchaser’s obligations hereunder or (v) to amend the Constituent Documents of the Company.

Section 1.4 The Top-Up Option.

(a) The Company and the Company Partnership hereby grant to Purchaser an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, shall constitute one Share more than the number of Shares necessary for the Company to be merged with the Purchaser pursuant to Section 253 of the DGCL at a price per Share equal to the Offer Price (a “Short Form Merger”).

(b) The Top-Up Option shall be exercisable once at any time after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement pursuant to Section 8.1; provided, however, that notwithstanding anything contained in this Agreement to the contrary the Top-Up Option shall not be exercisable if (i) any provision of any applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect to such exercise, (ii) the number of Top-Up Option Shares would exceed the sum of the number of authorized but unissued Shares and any treasury shares available for issuance or (iii) after issuance of Shares pursuant to the Top-Up Option, the number of shares will be less than the amount required for Purchaser to effect the Short Form Merger and; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement pursuant to Section 8.1.

(c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent, Purchaser and their respective affiliates immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Purchaser shall pay the Company or the Company Partnership, as the case may be, the aggregate price required to be paid for the Top-Up Option Shares by delivery of, at Purchaser’s option, (A) immediately available funds by wire transfer to an account designated by the Company, (B) immediately available funds by wire transfer to an account designated by the Company in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and a promissory note, bearing interest at the USD LIBOR Rate, and due six months after the Top-Up Closing, or (C) any combination thereof, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares. If the Purchaser exercises the Top-Up Option, then the parties shall cause the Short Form Merger to be consummated immediately after the issuance of the Top-Up Shares.

(d) Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the U.S. securities laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.5 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease. The Purchaser shall be the surviving entity in the Merger (with respect to all post-closing periods, the “Surviving Entity”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Entity. Notwithstanding anything in this Agreement to the contrary, upon prior written notice by the Purchaser to the Company, the direction of the Merger shall be reversed such that the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease and the Company shall be the surviving entity in the Merger. If the Merger is reversed pursuant to the preceding sentence, then all references herein to “Surviving Entity” shall be deemed to refer to the Company rather than the Purchaser and all references herein to “Merger” shall be deemed to refer to the Merger as reversed.

Section 1.6 Closing. The closing of the Merger (the “Closing”) shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601 at 10:00 a.m. Chicago time on the second Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.7 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.8 Certificate of Incorporation. The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Entity (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

Section 1.9 By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Entity (the “By-Laws”) until thereafter amended as provided therein or by applicable Law.

Section 1.10 Directors. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.11 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.12 Stockholder’s Meeting.

(a) The Company, acting through (or upon authorization by) the Board of Directors of the Company, shall, in accordance with and subject to the requirements of the Company’s Constituent Documents and applicable Law and subject to Section 1.2(b):

(i) (A) as promptly as practicable after the date hereof, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement, and (B) as promptly as practicable after the date hereof convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders as promptly as possible after the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the proxy statement; and

(iii) use its reasonable best efforts to secure any approval in favor of the approval and adoption of the Agreement by the stockholders of the Company that is required by the Company’s Constituent Documents and the DGCL and any other applicable Law to effect the Merger.

(b) The Company shall not postpone or adjourn the Special Meeting except that, after receiving the written consent of the Parent, the Company shall adjourn or postpone the Special Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. After the Acceptance Time, the Company shall prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Special Meeting, the Company shall take all action necessary to reconvene the Special Meeting as promptly as practicable after such adjournment or postponement.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of this Agreement and deliver or provide, in its capacity as a stockholder of the Company or otherwise, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.13 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall be converted into the right to receive a cash amount equal to the Offer Price, without interest (the “Merger Consideration”), subject to any applicable withholding Taxes.

(b) All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate which immediately prior to the Effective Time represented (or upon issuance would represent) any such shares of Company Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock (other than Excluded Shares or Dissenting Shares) formerly represented thereby.

(c) Each Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(d) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of Series A Preferred Stock of the Surviving Entity having the same powers, rights and preferences and shall otherwise be unaffected by the Merger.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of the Surviving Entity and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Entity.

Section 1.14 Treatment of Company Stock Options.

(a) The Company promptly shall notify each holder of the Company Stock Options, in writing, of the Transactions in accordance with the Company Stock Plans (the “Option Holder Notice”). The Option Holder Notice shall (i) apprise the holders of outstanding Company Stock Options of their ability to exercise the Options in accordance with the Company Stock Plan prior to the Effective Time, (ii) disclose that, if not exercised, such Company Stock Options will terminate at the Effective Time and (iii) disclose that if any Company Stock Options are not exercised prior to the Effective Time or terminated as contemplated in clause (ii), the holders of such Company Stock Options will be entitled to receive the Option Merger Consideration in respect of such Company Stock Options. As of the Effective Time, each outstanding Company Stock Option shall be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, a single lump sum payment (without interest and subject to the deduction and withholding of such amounts as Parent, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price for such Company Stock Option (the “Option Merger Consideration”). Payment of the Option Merger Consideration to each of the holders of Company Stock Options entitled thereto shall be made as soon as practicable after the Effective Time, subject to the terms and conditions of this Agreement. Any amounts withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Exchange Agent will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding was made. If the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled with a cash payment of $0.001 per share being made in respect of each share of Company Common Stock subject to such Company Stock Option, for each Company Stock Option rounded to the next highest full cent. Prior to the Effective Time, the Company shall take all actions required by the Company Stock Plans under which such Company Stock Options were granted to cause such Company Stock Plans and all Company Stock Options granted thereunder to terminate at the Effective

Time, including adopting any plan amendments and resolutions and obtaining any required Consents, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.

Section 1.15 OP Units.

(a) At or prior to commencement of the Offer, the Purchaser, in its sole discretion, shall either:

(i) direct the Company Partnership (with a written notice to such effect) to give each holder of units of limited partnership interest of the Company Partnership (the “OP Units”) an opportunity to redeem their OP Units for cash in an amount per OP Unit equal to the Offer Price. Such redemption shall be conditioned on (x) the Purchaser’s acceptance for payment and payment for Shares tendered and not withdrawn pursuant to the Offer or (y) the effectiveness of the Merger, and such other terms as the Purchaser and each redeeming holder of OP Units may agree. At or prior to the earlier to occur of the Acceptance Time or the Effective Time, Purchaser shall loan to the Company Partnership sufficient funds (as requested by the Company) for the Company Partnership to satisfy such redemption obligations. Such loan shall be pursuant to a promissory note that provides for interest at a rate of 5% per annum, matures in two years, does not require any payments of interest or principal until maturity and may not be prepaid in whole or in part at any time; or

(ii) make a tender offer to acquire the outstanding OP Units upon the same terms and conditions as the Offer. The redemption option in clause (i) above and the tender offer described in this clause (ii) are herein referred to as the “OP Offer.”

(b) Subject to the terms and conditions of this Agreement, effective immediately prior to the Effective Time, Parent shall purchase one OP Unit of the Company Partnership for a cash purchase price equal to the Offer Price and Parent shall become a limited partner of the Company Partnership.

Section 1.16 Escrow of Deposit. On the date hereof, the Purchaser has deposited with JPMorgan Chase Bank, N.A. (the “Deposit Escrow Agent”) (a) cash in the amount of $5,000,000 and (b) a note payable to the Company (the “Deposit Note”) in the amount of $5,000,000 due 12 business days after execution of this Agreement (collectively, the “Deposit”) to be held in escrow pursuant to the provisions of an escrow agreement among the parties hereto and the Deposit Escrow Agent in the form attached hereto as Exhibit A (the “Deposit Escrow Agreement”). Upon delivery of an additional $5,000,000 to the Deposit Escrow Agent, the Deposit Note shall be cancelled and returned to Purchaser. At the earlier of the Acceptance Time and the Closing, the Deposit Escrow Agent shall deliver the Deposit, together with all interest earned thereon, if any, to the paying agent for the Offer or Exchange Agent, as applicable.

Section 1.17 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Offer Price shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.17 is intended to modify the restrictions and requirements of Article V of this Agreement or to permit any of the events described in this Section 1.17 except as permitted by Article V.

Section 1.18 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder (a “Dissenting Stockholder”) who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.14. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, an amount of cash representing the aggregate Merger Consideration payable pursuant to Section 1.13, less (a) any amounts to be delivered to the Exchange Agent pursuant to Section 1.16 and (b) an amount equal to the Merger Consideration for each Share with respect to which a Dissenting Stockholder has exercised dissenters’ rights. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.13, Purchaser shall promptly deposit an amount equal to the Merger Consideration for each such Share held by such stockholder. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.13 and this Article II. No interest will be paid or will accrue on any cash payable pursuant to Section 1.13. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of any Merger Consideration pursuant to Section 1.13 may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.13. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 No Liability. None of Parent, Purchaser, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger

Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.8 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or other equity rights in the Company in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

Section 2.9 Section 16 Matters. In connection with the Offer, each of Parent and the Company shall take all such reasonable steps as may be required and are consistent with applicable Law and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.10 Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 2.11 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, any Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time that are presented to the Exchange Agent or Parent for any reason shall represent only the right to be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with Section 1.13 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY PARTNERSHIP

Except as otherwise disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company and the Company Partnership prior to the execution of this Agreement, the Company and the Company Partnership represent and warrant to Parent and Purchaser as set forth in this Article III. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections and subsections in this Article III only to the extent it is reasonably apparent from a reading of the text of the disclosure (and not through investigation of any matter disclosed therein) that such disclosure is applicable to such other sections and subsections.

Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions.

Section 3.2 Subsidiaries.

(a) Section 3.2 of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (the “Company Subsidiaries”), (ii) the ownership interest therein of the Company, (iii) if not, directly or indirectly, wholly owned by the Company, the identity and ownership interest of each of the other owners of such Company Subsidiary, (iv) each community owned by such Company Subsidiary, and (v) the legal form of each Company Subsidiary, including the state or country of formation. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the equity securities owned by the Company, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Company Subsidiaries.

(b) Except as set forth in the Company Disclosure Letter, (i) all of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by the Company or by another Company Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust that are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Company Subsidiary and given to secure performance thereunder. Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the declaration of trust, bylaws and other organizational documents and partnership, joint venture and operating agreements of each Company Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Parent. True, accurate and complete copies of the Agreement of Limited Partnership dated as of April 30, 1997 of the Company Partnership, as amended by the Amendment to the Agreement of Limited Partnership dated as of April 1, 2000, the Second Amendment to the Agreement of Limited Partnership dated as of May 3, 2002 and the Third Amendment to the Agreement of Limited Partnership dated as of February 23, 2005 (as amended, the “Company Partnership Agreement”), as in effect on the date hereof, have been previously delivered or made available to Parent.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 1,000,000 shares have been designated as 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). As of the close of business on the date of this Agreement, (i) 7,937,943 shares of Company Common Stock were issued and outstanding, 312,424 of which are unvested and subject to risk of forfeiture under the terms of an award of Company Restricted Stock, (ii) 1,969,579 shares of Company Common Stock were held in treasury by the Company, (iii) 1,091,381 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options, (iv) 600,000 shares of Company Common Stock are reserved for issuance pursuant to future awards under the Company’s 2008 Stock Award and Incentive Plan, (v) 992,525 shares of Company Common Stock were reserved for issuance pursuant to the exchange of OP Units and (vi) 1,000,000 shares of Series A Preferred Stock were issued and outstanding. Section 3.3 of the Company Disclosure Letter contains a summary of the Company’s authorized, issued, outstanding and reserved shares of capital stock as of the date of this Agreement. Section 3.3 of the Company

Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date, in each case of (i) each outstanding Company Stock Option and (ii) each outstanding award of Company Restricted Stock. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of a Company Stock Option, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are not, as of the date of this Agreement, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating the Company or any Company Subsidiary pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions related to securities issuances or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Common Stock is held by any wholly-owned Subsidiary of the Company.

(c) As of the date of this Agreement, 8,930,468 OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which

7,937,943 are owned directly or indirectly by the Company. Section 3.3 of the Company Disclosure Letter sets forth the name of each record holder of OP Units and the number of OP Units owned of record by each such holder as of the date of this Agreement. Except as provided in the Company Partnership Agreement or as set forth in Section 3.3 of the Company Disclosure Letter, the Company Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in the Company Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in the Company Partnership. To the Knowledge of the Company, the OP Units are subject to no restrictions on transfer except as set forth in the Company Partnership Agreement or in Section 3.3 of the Company Disclosure Letter.

(d) All dividends on the Company Common Stock and the Series A Preferred Stock and all distributions on OP Units that have been authorized or declared prior to the date of this Agreement have been paid in full. Dividends on the Series A Preferred Stock are not in arrears for any prior quarterly period and have been paid with respect to all Dividend Payment Dates (as defined in the Certificate of Designation for the Series A Preferred Stock) through and including the most recent Dividend Payment Date.

(e) Set forth in Section 3.3 of the Company Disclosure Letter is a list of each registration rights agreement or other agreement between the Company or the Company Partnership, on the one hand, and one or more other parties, on the other hand, that provides for rights of any such other party or parties to cause the registration of any securities of the Company or the Company Partnership pursuant to the Securities Act.

(f) The Series A Preferred Stock is “held of record” (as such phrase is defined by Rule 12g5-1 promulgated pursuant to the Exchange Act) by 40 persons.

Section 3.4 Other Interests. Except for interests in the Company Subsidiaries and as set forth in Section 3.4 of the Company Disclosure Letter (the “Company Other Interests”), none of the Company, the Company Partnership or any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities) or has any right or obligation (whether current or contingent) to acquire such an interest. With respect to the Company Other Interests, the Company Partnership owns such interests free and clear of all Liens other than as set forth in Section 3.4 of the Company Disclosure Letter and pledges, if any, contained in organizational documents of such Company Other Interests and given to secure performance thereunder. None of the Company, the Company Partnership or any Company Subsidiary is in breach of any provision of any agreement, document or contract that is of a material nature governing its rights in or to the Company Other Interests, all of which agreements, documents and contracts are (a) listed in the Company Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of the Company, the other parties to any such agreement, document or contract that is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

Section 3.5 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and all other documents to be executed by the Company in connection with the transactions contemplated hereby and thereby and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The Company Partnership has the requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of the documents contemplated by this Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company, the Company Partnership and each applicable Company Subsidiary, subject to the receipt of the Company Stockholder Approval, if necessary. All documents contemplated by this Agreement have been duly executed and delivered by the Company and the Company Partnership and constitute valid and binding obligations of the Company and the Company Partnership, enforceable against the Company and the Company Partnership in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the Transactions (including the Offer and the Merger), (ii) determining that the terms of this Agreement, the Offer, the Merger and the other Transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (iii) determining to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and (iv) declaring that the Offer, the Merger and the other Transactions and this Agreement are advisable.

(c) The execution and delivery of this Agreement by the Company and the Company Partnership does not, and the consummation of the transactions contemplated hereby, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation, or require obtaining the approval or consent of any Person, or require the payment of any premium or fees, or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a “Violation”) of the Company or any Company Subsidiary pursuant to any provisions of (i) the Company’s Constituent Documents, the Company Partnership Agreement or the declaration of trust, certificate of incorporation, bylaws or similar governing documents of any Company Subsidiary, (ii) any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, (iii) except as set forth on Section 3.5 of the Company Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, employment or consulting agreement, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any Company Subsidiary is a party or their respective properties or assets are bound or (iv) subject to obtaining the third-party consents or other approvals set forth in Section 3.5(c)(iv) of the Company Disclosure Letter (the “Company Required Consents”), any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii), (iii) and (iv) such Violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as described in Section 3.5 of the Company Disclosure Letter, filings with the SEC under the Exchange Act and the filing of the Certificate of Merger with the Delaware Secretary of State, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Entity is required to be obtained, made or given by or on behalf of the Company or any Company Subsidiary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Offer, the Merger, the failure of which to obtain, make or give would reasonably be expected to have a Company Material Adverse Effect (the “Company Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals, and having such waiting periods expire as are necessary to avoid a violation of Law).

(e) Except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is in violation of or, to the Knowledge of the Company, is under investigation with respect to, or since January 1, 2005 has been given notice or been charged with any violation of, any Law (including, without limitation, applicable Environmental Laws) of any Governmental Entity, except for violations that, individually or in the aggregate, do not have and, to the Knowledge of the Company, would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 3.5 of the Company Disclosure Letter, the Company and the Company Subsidiaries have all easements or other similar rights to use or access real property, permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.5 of the Company Disclosure Letter or as disclosed in the Company SEC Reports, as of the date of this Agreement, neither the Company nor any Company Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both (i) would result in a default by the Company under the Company Constituent Documents or any Company Subsidiary under its declaration of trust, certificate of incorporation, bylaws or other governing documents or (ii) to the Knowledge of the Company, would reasonably be expected to result in a default by the Company or any Company Subsidiary under, any easement or other similar right to use or access real property, contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, permit, franchise or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of its property is subject, except in the case of clause (i) (only as it relates to any Company Subsidiary) or (ii), for violations, breaches, defaults or possible violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Reports and Financial Statements. Since January 1, 2005, the filings required to be made by the Company and the Company Subsidiaries under the Securities Act or the Exchange Act have been timely filed with the SEC, including within any additional period provided pursuant to Rule 12b-25 under the Exchange Act. Each report, schedule, form, registration statement, definitive proxy statement and other document filed by the Company with the SEC since January 1, 2005 (as such documents have since the time of their filing been amended, the “Company SEC Reports”), as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto and except with respect to interim financial statements as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended in conformity with GAAP, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since January 1, 2005, the Company has at all times been in material compliance with the rules and regulations of the NYSE. At no time has the Company Partnership or any other Company Subsidiary been subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Each form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002 and that was required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) to be accompanied by the officer certifications required under such Act was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder. The Proxy Statement, including the documents incorporated by reference therein, did not as of their respective dates, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and complied and will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.7 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a) Absence of Changes. Except as set forth in the Company SEC Reports filed prior to the date hereof or Section 3.7 of the Company Disclosure Letter, from December 31, 2007 through the date hereof, each of the Company and the Company Subsidiaries has conducted its business in all material respects only in the ordinary course of business consistent with past practice and (i) there has not been, and no fact or condition exists that would have or, to the Knowledge of the Company, is reasonably expected to have a Company Material Adverse Effect and (ii) the Company and the Company Subsidiaries have not taken action subsequent to September 30, 2008 that if taken after the date hereof would constitute a violation of Section 5.1 hereof.

(b) No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a consolidated corporate balance sheet, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business, (iii) would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect or (iv) are set forth in the Company Disclosure Letter.

Section 3.8 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 3.8 of the Company Disclosure Letter, and other than (a) routine tenant eviction litigation and (b) personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which could reasonably be expected to have, any such effect. Notwithstanding the foregoing, (y) Section 3.8 of the Company Disclosure Letter sets forth each and every claim involving a potential dollar cost to the Company in excess of $250,000 and each and every equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of the Company, threatened in writing as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made since January 1, 2005 under any trustees’, directors’ or officers’ liability insurance policy maintained at any time by the Company or any of the Company Subsidiaries. There is no suit, action or proceeding pending, or to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary which challenges, states a cause of action grounded in, or seeks damages in respect of, the transactions contemplated by this Agreement.

Section 3.9 Properties.

(a) Section 3.9 of the Company Disclosure Letter identifies all real property owned or leased by the Company and the Company Subsidiaries and the Company Subsidiary or Subsidiaries which owns or leases such real property (the “Company Properties”). Except as provided in Section 3.9 of the Company Disclosure Letter, the Company and each Company Subsidiary owns fee simple title to their respective Company Properties. All such properties are owned in each case free and clear of Liens, except as provided below. Except as set forth in Section 3.9 of the Company Disclosure Letter, no other Person has any ownership interest in any of the Company Properties or any option to purchase any of the Company Properties, and any such ownership interest or option so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby. The Company Properties are not subject to any rights of way, written agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or other Liens, except for (i) Liens and Property Restrictions set forth in Section 3.9 of the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), which Liens and Property Restrictions disclosed in Section 3.9 of the Company Disclosure Letter or contained in the previously delivered title reports or existing surveys, in any event, do not materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby (provided that the Company specifically represents and warrants that any Liens identified on any Company Title Insurance Policy as securing any Indebtedness, other than the Indebtedness identified on Section 3.18 of the Company Disclosure Letter, has been released of record since the date of the title report in question), (iv) real estate taxes and assessments which constitute a Lien but are not yet due and payable, (v) Permitted Liens, and (vi) Liens and Property Restrictions (other than Liens and Property Restrictions contained in any agreement of the type disclosed on Section 3.9 of the Company Disclosure Letter), if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries, taken as a whole.

(b) Except as provided in Section 3.9 of the Company Disclosure Letter, valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title to the Company Properties, subject only to the matters disclosed above and on the Company Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Company Title Insurance Policy (or a more current lender’s title insurance policy for such Company Property) has been previously delivered or made available to Parent.

(c) Except as provided in Section 3.9 of the Company Disclosure Letter, the Company has no Knowledge (i) that, any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as manufactured home communities or which is necessary to permit the lawful current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties issued by any Governmental Entity; or (iii) of any Company Property whose private utility, water or sewer systems are not in working order in any material respect and costs more than $250,000 to repair or for which there is any uncured written notice that there is a requirement that it be connected to the municipal, county or other public system serving such Company Property, except in the case of clauses (i) and (ii) for such matters that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.9 of the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or which will reduce the number of manufactured home sites on such Company Properties or (ii) any zoning, building or similar Law is or will be violated in any material respect for any property by the continued maintenance, operation or use of the Company Properties as manufactured home communities, or by buildings or other improvements on any of the Company Properties in accordance with current practice or by the continued maintenance, operation or use of the parking areas.

(e) Except as set forth in Section 3.9 of the Company Disclosure Letter, all of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

(f) Section 3.9 of the Company Disclosure Letter, under the caption “Leased Properties,” identifies all leases for space or ground leased by the Company or any Company Subsidiary (the “Leased Properties”). The Company is not in default under the leases for such Leased Property and no circumstance exists that with the passage of time would result in the default of the Company under the leases for any of the Leased Properties.

(g) The rent roll for the Company Properties as of November 30, 2008, has been previously delivered or made available to Parent, and is complete and correct in all material respects as of the date thereof (the “Company Rent Roll”). The Company Rent Roll lists each lease with respect the Company Properties, as of such date, reflecting the site number, the name of the tenant, the lease rate, the lease type and the amount of the security or other deposit collected and/or applied. The Company Rent Roll is a complete and accurate description of the leases with respect to the Company Properties as described above. The Company has made available to Parent, or provided Parent with an opportunity to review at the Company’s offices, true, correct and complete copies of each such lease.

(h) Except as described in the Rent Roll, all leases with respect to the Company Properties are in full force and effect and neither the landlord, nor, to the Knowledge of the Company, any tenant, is in default under any such lease, except for such defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as set forth in Section 3.9 of the Company Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure of which would not have a Company Material Adverse Effect, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Company Properties delivered to Parent prior to the date hereof.

(j) The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 2007, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except such Liens (i) reflected on Section 3.9 of the Company Disclosure Letter or on the consolidated balance sheet of Company as of December 31, 2007, and the notes thereto, (ii) which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis, or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed all Tax Returns required to be filed. All such Tax Returns are accurate and complete in all material respects. The Company and each Company Subsidiary have paid all Taxes shown as due and payable on such Tax Returns. The financial statements contained in the most recent Company SEC Report reflect an adequate reserve for all Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(c) No deficiencies for Taxes have been asserted or assessed in writing or, to the Knowledge of Company or a Company Subsidiary, proposed against the Company or a Company Subsidiary that individually or in the aggregate would be material and that have not been paid or otherwise resolved. No waivers of the time in which to assess Taxes have been executed by the Company or any Company Subsidiary and no such waivers are pending. There are no Liens for Taxes on the assets of Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due. Neither the Company nor any Company Subsidiary is subject to any existing examination by any Governmental Entity and no such examination has been scheduled.

(d) The Company or its predecessor (i) has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code commencing with the taxable year ending December 31, 1986, and has satisfied all requirements to qualify as a REIT for each of its taxable years, (ii) has operated, and will continue to operate, in such a manner as to qualify as a REIT until the Acceptance Time and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any material amount of rents paid by the tenants of the Properties to be excluded from the definition of “rents from real property” under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened. Each Company Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as either a partnership or disregarded as a separate entity and not as a corporation or an association taxable as a corporation, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Company Subsidiary which is a corporation or treated as an association taxable as a corporation has been since the date of its formation a qualified REIT subsidiary under Section 856(i) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l)(1), or a REIT. Neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Sections 1.337(d)-5 or 1.337(d)-6 of the Treasury Regulations or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. All former Company Subsidiaries, if such entities had remained Company Subsidiaries, would comply with this Section 3.10(d).

(e) Since December 31, 2004, the Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Sections 1.337(d)-5 or 1.337(d)-6 of the Treasury Regulations, including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than (i) in the ordinary course of business, or (ii) transfer or similar Taxes arising in connection with the sales of property.

(f) The Company has no earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

(g) Section 3.10 of the Company Disclosure Letter lists each Tax Protection Agreement to which the Company or a Company Subsidiary is a party. Copies of all such agreements have been delivered to Parent. Neither the Company nor any Company Subsidiary is in violation of or in default under a Tax Protection Agreement.

(h) Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(i) The Company has the right to make or to require, and, after the Acceptance Time will continue to have the right to make or to require, each Company Subsidiary that is subject to federal income taxation as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(j) Neither the Company nor any of its predecessors in interest has breached any representations, warranties and covenants of, and the Company and its predecessors in interest have each complied with all of their obligations under, (i) those certain sale or transfer agreements and any related agreements (the “REMIC Transfer Agreements”) pursuant to which the Company (or its predecessors) transferred certain REMIC interests, whole loans, or certificates issued by GNMA, FNMA, or FHLMC to the Structured Mortgage Trust 1997-1 or any other trust or pool of assets (collectively, the “CMBS Pools”) and obligations payable from such trust or pool of assets, including certificates of beneficial interest, notes, bonds, or comparable instruments were issued, and (ii) those certain agreements (the “Servicing Agreements”) pursuant to which the Company (or its predecessor) provided certain mortgage servicing, administrative, and other services to issuers of REMIC interests, collateralized mortgage obligations, or other notes or certificates payable from the proceeds of mortgage loans (including certificates issued by GNMA, FNMA, or FHLMC) or REMIC regular interests. After the date hereof, the Company has no material liability or obligations under any such agreements. In connection with any issuance of securities described in this Section 3.10(j), the Company and its predecessor in interest complied with all relevant laws. Set forth on Section 3.10 of the Company Disclosure Letter is a list of all CMBS Pools in which the Company or any Company Subsidiary owns an ownership interest.

Section 3.11 Employee Benefits; Employee Matters.

(a) As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any Company Subsidiary (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Pension Plan, Welfare Plan and any other material Employee Plan is listed on Section 3.11 of the Company Disclosure Letter.

(b) Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.11 of the Company Disclosure Letter, no Controlled Group Member sponsors, maintains, has established or has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state Law, and at the expense of the participant or the beneficiary of the participant.

(c) Each Employee Plan complies in all respects with the applicable requirements of ERISA and any other applicable Law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law, except, in each of the foregoing cases, to the extent that any noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Employee Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Employee Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Employee Plan is tax exempt under Section 501(a) of the Code (or the Employee Plan is a volume submitter or prototype plan that has an opinion or advisory letter) and, to the Knowledge of the Company, no event has occurred which would jeopardize the qualified status of any such Employee Plan or the tax exempt status of any such trust under Section 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, the Company has received no written notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan, except to the extent any of the foregoing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed on Section 3.11 of the Company Disclosure Letter, the following are true with respect to each Employee Plan:

(i) except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any Law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor), with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material unsatisfied liability in connection with such filings;

(ii) except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material unsatisfied liability in connection with such deliveries;

(iii) all contributions and payments (including salary deferral contributions by employees) with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Acceptance Time (including periods from the first day of the current plan or policy year to the Acceptance Time) have been, or will be, made or accrued before the Acceptance Time in all material respects in accordance with the appropriate plan document, actuarial report, collective bargaining agreement or insurance contract or arrangement or as otherwise required by ERISA or the Code;

(iv) with respect to each Pension Plan or Welfare Plan, to the extent applicable, the Company has delivered or made available to Parent true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan; and

(v) each Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance in all material respects with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.

(d) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(e) There has not been any “Reportable Event,” as described in Section 4043 of ERISA, with respect to any Employee Plan (other than such events for which the thirty (30) day notification period has been waived by the Pension Benefit Guaranty Corporation (“PBGC”)) subject to Title IV of ERISA.

(f) No Controlled Group Member has incurred: (i) any liability to the PBGC or to a trust (for plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”)) withdrawal liability (and no event has occurred which, with the giving of the notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA, respectively) from, or on behalf of, a Multiemployer Plan, or (iii) any other liability under Title IV of ERISA.

(g) No Controlled Group Member or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.

(h) The value of the assets of each Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan) equal or exceed the present value of “Benefit Liabilities” (as defined in Section 4001(a)(16) of ERISA) of each such Employee Plan as of the last day of the plan year most recently ended using PBGC termination actuarial assumptions currently in effect or other actuarial assumptions certified by the Employee Plan’s actuary as reasonable for purposes of a standard termination (as described in 4041(b) of ERISA) with respect to any defined benefit pension plan.

(i) Except as set forth in Section 3.11 of the Company Disclosure Letter, with respect to each Pension Plan and Welfare Plan maintained by any Controlled Group Member, such Pension Plan and Welfare Plan, as the case may be, provides the plan sponsor the authority to amend or terminate such Pension Plan or Welfare Plan at any time and without liability, subject to applicable requirements of ERISA and the Code.

(j) No assets of, and no assets managed by, the Company constitute “plan assets” as defined in 29 C.F.R. Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Acceptance Time) will constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(k) The Company has no obligation to make payments to any individual to offset, in whole or in part, any federal or state income taxes, including Taxes imposed pursuant to the provisions of Code Sections 280G or 4999, and the consummation of the transactions contemplated by this Agreement will not result in any excise tax withholding.

(l) A copy of each material employee handbook of the Company and each Company Subsidiary that is currently in effect has previously been made available to Parent. Except as set forth in Section 3.11 of the Company Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company’s employees. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(m) Section 3.11 of the Company Disclosure Letter lists all employment agreements, loan agreements, change in control agreements or severance agreements or other agreements or arrangements (whether oral or in writing) with current or former officers or trustees to which the

Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and complete copies of any such agreements have previously been delivered or made available to Parent. Section 3.11 of the Company Disclosure Letter lists all other material written employment agreements, loan agreements, change in control agreements or severance agreements or other similar agreements with current or former employees to which the Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and compete copies of any such agreements have previously been delivered or made available to Parent.

(n) Each Employee Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.

Section 3.12 Environmental Matters.

(a) “Environmental Law” shall mean any Laws relating to the protection of human or animal health or safety and natural resources or the environment, including, without limitation, laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials as amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.), the Safe Drinking Water Act, 42 U.S.C. §§300f et seq. and the Clean Water Act, 33 U.S.C. §§1251 et seq. “Hazardous Materials” shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include, without limitation, “solid wastes,” “hazardous wastes,” “hazardous substances,” “hazardous materials,” petroleum or any fraction thereof, asbestos, lead-based paint, urea-formaldehyde, and polychlorinated biphenyls. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

(b) Except as disclosed in the Company SEC Reports filed prior to the date hereof, in the Company Environmental Reports or in the Company Disclosure Letter, to the Knowledge of the Company:

(i) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person used, stored, manufactured, treated, processed or transported any Hazardous Materials at, on or under any of the Company Properties or Former Company Properties except in compliance with applicable Environmental Laws and as necessary to the conduct of the business, and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on, under or migrating to or from any of the Company Properties except in compliance with applicable Environmental Laws, in each of the foregoing cases, such that the presence of such Hazardous Materials (including, without limitation, the presence of asbestos in any buildings or improvements at the Company Properties) would either, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) except in accordance with the Company Environmental Permits or applicable Environmental Laws, there have been no Releases of Hazardous Materials at, on, under or from (A) the Company Properties or (B) any real property previously owned, operated or leased by the Company or the Company Subsidiaries (the “Former Company Properties”) during the period of such ownership, operation or tenancy, and none of the Company or any of the Company Subsidiaries has any Knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Company Properties or the Former Company Properties, which, in each of the foregoing cases, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii) the Company and the Company Subsidiaries have complied with all Environmental Laws, and none of the Company nor any of the Company Subsidiaries has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(iv) the Company and the Company Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, including the timely filing of applications for renewal of, all permits, licenses, certificates, registrations and approvals required under any Environmental Laws (collectively, the “Company Environmental Permits”) necessary to operate their businesses as currently operated; and

(v) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person has caused or permitted the presence of any mold or biological hazard at, on or under any of the Company Properties and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any mold or biological hazard at, on or under any of the Company Properties or Former Company Properties, in each of the foregoing cases, such that the presence of such mold or biological hazard would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has previously delivered or made available to Parent a complete copy of a Phase I environmental report relating to each of the Company Properties (except as set forth in Section 3.12 of the Company Disclosure Letter) and, to the extent they exist, complete copies of all material written information, correspondence, documents and reports, investigations and testing or analysis of environmental conditions, physical property conditions or indoor air that relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Company Properties and Former Company Properties (collectively, the “Company Environmental Reports”). Section 3.12 of the Company Disclosure Letter sets forth a list of each Company Environmental Report.

Section 3.13 Related Party Transactions. Section 3.13 of the Company Disclosure Letter includes a list of all material arrangements, agreements and contracts entered into by the Company and any Company Subsidiary with (a) any consultant, (b) any investment banker or financial advisor, or (c) any person who is an officer, director or Affiliate of the Company or any Company Subsidiary, any relative or member of the immediate family of any of the foregoing or any entity of which any of the foregoing is an Affiliate, in each case that remain in effect and are not otherwise disclosed in the Company SEC Reports filed prior to the date hereof. To the extent in writing, copies of such documents, or a description of any oral arrangement have previously been delivered or made available to Parent.

Section 3.14 Certain Hart-Scott-Rodino Act Matters. The fair market value of all of the assets of the Company and its Subsidiaries which do not constitute exempt real property or investment rental property as defined in the regulations promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, does not exceed $63,100,000.

Section 3.15 Opinion of Financial Advisor. The Company has received an oral opinion, which will be confirmed in writing prior to the commencement of the Offer (the “Fairness Opinion”), of Wachovia Capital Markets, LLC (the “Company Financial Advisor”) to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, each of the Offer Price to be received by holders of the Company Common Stock pursuant to the Offer and the Merger Consideration to be received by holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders other than Parent and its Affiliates (as defined by Rule 12b-2 under the Exchange Act).

Section 3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary that is or will be payable by the Company or any Company Subsidiary, other than the Company Financial Advisor. The Company is solely responsible for the fees and expenses of the Company Financial Advisor as and to the extent set forth in the engagement letter dated July 8, 2008. The Company has previously delivered or made available to Parent a complete and correct copy of such engagement letter.

Section 3.17 Compliance with Laws. Since January 1, 2005 and except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 3.17 of the Company Disclosure Letter, (a) none of the Company or any Company Subsidiary has violated or failed to comply with any Law applicable to its business, properties or operations, and (b) none of the Company or any Company Subsidiary has received any written notice of violation of applicable Law that has not been cured or discharged or that otherwise remains uncured or undischarged, except with respect to clauses (a) and (b) to the extent that such violation or failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Contracts; Debt Instruments.

(a) Except as disclosed in Section 3.18 of the Company Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names under or the geographic location in which the Company or any Company Subsidiary may conduct its business. Since January 1, 2005, none of the Company or any Company Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of the

Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of the Company does such a violation or default exist, except as set forth in Section 3.18 of the Company Disclosure Letter, as disclosed in the Company SEC Reports filed prior to the date hereof or to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.18 of the Company Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other similar agreement or instrument pursuant to which any Indebtedness of the Company and the Company Subsidiaries, other than Indebtedness payable to the Company or a Company Subsidiary, is outstanding or may be incurred.

(c) Section 3.18 of the Company Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, credit default swap, currency hedging transaction, any other derivative or similar counterparty relationship or any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of the Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

(d) Except as set forth in Section 3.18 of the Company Disclosure Letter and copies of which have been made available to Parent, none of the Company or the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

(e) None of the Company or the Company Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Properties, except for the agreements described in the Company Disclosure Letter.

(f) Section 3.18 of the Company Disclosure Letter lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development, construction, rehabilitation or renovation of, or additions or expansions to, any Company Properties which are currently in effect and under which the Company or any of the Company Subsidiaries currently has, or reasonably expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to Parent. Section 3.18 of the Company Disclosure Letter lists all agreements entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate, in each case, with respect to which the sale has not occurred or the option remains exercisable.

(g) Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Company or any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, (ii) to pay any additional purchase price for any of the Company Properties or (iii) to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company.

(h) Section 3.18 of the Company Disclosure Letter sets forth a list of each fee agreement between the Company and the Company Subsidiaries and any of their respective legal advisors.

Section 3.19 Investment Company Act of 1940. None of the Company or any Company Subsidiary is, or at the Acceptance Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 3.20 No Payments to Employees, Officers, Trust Managers or Directors.

(a) Set forth in Section 3.20 of the Company Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested as a result of the Offer or the Merger (“Section 3.20 Payments”) to or in each current or former employee, officer, trustee, trust manager or director of the Company or any Company Subsidiary. Except as described Section 3.20 of the Company Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer, trust manager, trustee or director of the Company or any Company Subsidiary.

(b) Section 3.20 of the Company Disclosure Letter sets forth all payments (whether in cash, in equity securities of the Company or any Company Subsidiary or otherwise) to be made to or for the account of employees of the Company or any Company Subsidiary (except for wages paid in the normal course of business) which have been authorized and/or accrued but not paid.

(c) Any Section 3.20 Payment or arrangement or program providing for Section 3.20 Payments which were authorized, adopted, approved or ratified after September 30, 2008, and prior to the date hereof, have been authorized, adopted, approved or ratified by the Board of Directors other than the grants of certain Company Stock Options pursuant to and in accordance with the Company Stock Plans, each of which is disclosed on Section 3.20 of the Company Disclosure Letter.

Section 3.21 Loans to Employees, Officers, Trust Managers or Directors. Since July 30, 2002, none of the Company nor any Company Subsidiary has made (and there is not outstanding) any loan or entered into any other credit agreement, note, bond, mortgage, indenture or other agreement to advance money to any employee, officer, trustee or director of the Company or any Company Subsidiary.

Section 3.22 State Takeover Statutes; Ownership Limitations.

(a) Except as set forth in Section 3.22 of the Company Disclosure Letter, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Offer, the Merger or the other Transactions.

(b) The Board of Directors of the Company and any Company Subsidiary has taken all necessary action to render any potentially applicable anti-takeover or similar statute, regulation or provision of the Constituent Documents of the Company or any Company Subsidiary, inapplicable to this Agreement, the Offer, the Merger and the Transactions.

(c) The Board of Directors of the Company has taken all necessary action to grant to Parent, Purchaser and their Affiliates a waiver from the ownership limitations contained in the Company’s Constituent Documents to allow Purchaser to consummate the Offer and the Merger which shall be in the form attached hereto as Exhibit B (the “Waiver”).

Section 3.23 Trademarks, Patents and Copyrights. Except as set forth in Section 3.23 of the Company Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and each Company Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company’s Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could have a Company Material Adverse Effect.

Section 3.24 Insurance. Except as set forth on Section 3.24 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is, and has been continuously since the later of the date upon which the Company acquired ownership of such Company Subsidiary and December 31, 2000, insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Except as set forth on Section 3.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary that is currently in force. To the Knowledge of the Company, the insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects. Section 3.24 sets forth each policy of insurance maintained by the Company and each Company Subsidiary, as well as a brief description of the coverage provided, annual premium, self insured retention or co-payment provisions and deductible(s) for each such policy.

Section 3.25 Payments to Lenders. In connection with the completion of the Offer and the Merger, there are no payments, assumption fees or other fees or costs due to any lender to the Company or any Company Subsidiary pursuant to any Indebtedness, except for those set forth on Section 3.25 of the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent and Purchaser prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates), Parent and Purchaser represent and warrant to the Company and the Company Partnership as follows:

Section 4.1 Organization and Qualification. Parent is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such proper authority would not, when taken together with all other such failures, reasonably be expected to have a Parent Material Adverse Effect. Purchaser is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, all of the shares of capital stock of Purchaser have been duly authorized, validly issued and are owned by Parent free and clear of any Liens.

Section 4.2 Authority; Non-Contravention; Statutory Approvals.

(a) Authority. Parent and Purchaser have all requisite power and authority to enter into this Agreement, and, subject to the applicable Parent Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and assuming the due authorization, execution and delivery hereof by the Company and the Company Partnership, constitutes the valid and binding obligation of Parent and Purchaser, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Purchaser does not, and the consummation of the transactions contemplated hereby,

will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both), under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Violation of Parent or Purchaser pursuant to any provisions of (i) the Constituent Documents of Parent or Purchaser, (ii) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation of agreement of any kind to which Parent or any of its Subsidiaries or any joint venture of Parent is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Statutory Approvals. Except as described in the Parent Disclosure Letter, as provided in this Agreement and the filing of the Certificate of Merger with the Delaware Secretary of State, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Entity is required to be obtained, made or given by or on behalf of Parent, Purchaser or any other Subsidiary of Parent for the execution and delivery of this Agreement by Parent, Purchaser or any other Subsidiary of Parent or the consummation by Parent, Purchaser or any other Subsidiary of Parent of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, the failure of which to obtain, make or give would have, in the aggregate, a Parent Material Adverse Effect (the “Parent Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals, and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 4.3 Litigation. There is no claim, suit, action or proceeding pending, or, to the knowledge of Parent, threatened, or, to the knowledge of Parent, any investigation or review pending or threatened, relating to or affecting Parent or any of its Subsidiaries that could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.4 Available Funds. Parent has commitments (the “Commitments”) pursuant to which certain persons (the “Investors”) have committed to provide Parent with an amount of capital in excess of the amount required to purchase Shares pursuant to the Offer, and to pay the Merger Consideration and the Option Merger Consideration. The Commitments are in full force and effect and there are no conditions precedent to the respective obligations of the Investors under the Commitments that would materially and adversely affect the obligations of the Investors under the Commitments.

Section 4.5 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent and Purchaser, for which fee or commission the Company or any Company Subsidiary may be liable.

Section 4.6 Taxes. The acquisition of Shares by Purchaser or Parent pursuant to this Agreement will not adversely affect the Company’s compliance with the stock ownership requirements applicable to REITs as contained in Sections 856(a)(5), (a)(6) and (h) of the Code.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Acceptance Time, except as may be required by Law, as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as expressly provided for in this Agreement or as set forth on Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries (including, without limitation, the Company Partnership) to conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and irrespective of whether or not in the ordinary course of business, the Company shall and shall cause each of the Company Subsidiaries to:

(a) use its commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(b) confer on a regular basis with one or more Representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

(c) promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(d) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, except for those that are promptly available to the public via the EDGAR database on the SEC’s website;

(e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Company’s most recent audited consolidated financial statements, except as may be required by the SEC, applicable Law or GAAP;

(f) duly and timely file all Tax Returns required to be filed;

(g) not make or rescind any election related to Taxes unless required by Law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be;

(h) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or, except as permitted in a budget approved in writing by Parent, other transaction (other than Commitments referred to in Section 5.1(h) of the Company Disclosure Letter) involving in excess of $250,000, or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, including leasing activities, (B) incur or enter into any Commitment to incur additional Indebtedness (secured or unsecured) except for working capital under its credit facility and floor plan facility and Commitments for Indebtedness described in Section 5.1(h) of the Company Disclosure Letter or (C) modify or amend or terminate, or enter into any Commitment to modify or amend or terminate, any Indebtedness (secured or unsecured) in existence as of the date hereof;

(i) not amend the Company’s Constituent Documents or grant any waiver of the ownership limitations contained therein, or the declaration of trust, articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organizational document of any Company Subsidiary;

(j) issue no and make no change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, other than pursuant to (i) the redemption of OP Units under existing contracts, (ii) the redemption of OP Units under the Company Partnership Agreement solely for Company Common Stock or (iii) the exercise of Company Stock Options outstanding as of the date of this Agreement;

(k) grant no options or other right or commitment relating to its shares of stock or units of limited partnership interest or any security convertible into its shares of stock or units of limited partnership interest, or any security the value of which is measured by shares of stock, or any security subordinated to the claim of its general creditors and not amend, waive or accelerate any rights under any of the Company Stock Option or Company Restricted Stock (other than any acceleration that is required by the terms of any Company Stock Option or Company Restricted Stock as of the date hereof);

(l) except for the payment of dividends on the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, not (i) authorize, declare, set aside or pay any dividend or make any distribution or payment with respect to any Company Common Stock, OP Units or Series A Preferred Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of stock or units of partnership interest of the Company or the Company Partnership, as the case may be, except for (A) deemed transfers of the Company excess shares required under the Company’s Constituent Documents in order to preserve the status of the Company as a REIT under the Code or the Company’s Constituent Documents, (B) redemptions of OP Units, whether or not outstanding on the date of this Agreement, under the Company Partnership Agreement in which solely shares of Company Common Stock are utilized, and (C) in connection with any net exercise of outstanding Company Stock Options;

(m) not sell, lease (other than leases to tenants at market rates in the ordinary course of business consistent with past practice), mortgage, subject to Lien or otherwise dispose of any of the Company Properties;

(n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business consistent with past practice and that is not material, individually or in the aggregate;

(o) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Company Subsidiaries in existence on the date hereof and ordinary course expense advances to employees, and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Company Subsidiary;

(p) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Parent or incurred in the ordinary course of business consistent with past practice;

(q) not enter into or amend any commitment with any officer, trust manager, trustee, director, consultant or Affiliate of the Company or any of the Company Subsidiaries;

(r) not guarantee the Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(s) not (i) increase any compensation or enter into or amend any employment agreement with any of its officers, trust managers, trustees, directors or employees, (ii) enter into any employment agreement or arrangement with any other Person not currently an employee of the Company or a Company Subsidiary, other than to replace recently departed employees, or (iii) take any action which could result in the creation of a right of the type required to be disclosed in Section 3.20, or alter in any manner a payment or right disclosed on Section 3.20 of the Company Disclosure Letter;

(t) not adopt any new Employee Plan, terminate any existing Employee Plan without the prior written consent of Parent or amend any Employee Plan to (i) increase benefits, (ii) change the funding method with respect to such Employee Plan or (iii) restrict the ability to amend or terminate such Employee Plan;

(u) not settle any stockholder or limited partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(v) not change the ownership of any of the Company Subsidiaries;

(w) not settle or compromise any material liability for federal, state, local or foreign Tax liability;

(x) not accept a promissory note in payment of the exercise price payable under any Company Stock Option;

(y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the benefit of Persons that are affiliates, or as of the date hereof, officers, trust managers, trustees or directors, of the Company or any Company Subsidiary;

(z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or entity;

(aa) continue to qualify as a REIT prior to the Acceptance Time, and not enter into any transaction that would be considered a prohibited transaction within the meaning of Section 857(b)(6) of the Code; and

(bb) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Company Recommendation. The Board of Directors of the Company shall recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a “Change”) in any manner adverse to Parent such recommendation or take any action or make any statement inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a third party Takeover Proposal or failing to recommend that stockholders tender their Shares pursuant to the Offer or vote in favor of the Merger (if applicable) (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(c).

Section 6.2 Access to Information; Confidentiality. The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments, executive officers and personnel (including for purposes of post-Closing integration planning) and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity and (b) all other information as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary. All information furnished pursuant to this Section 6.2 shall be subject to the Mutual Nondisclosure Agreement entered into on July 16, 2008 by the Company and Green Courte Partners, LLC (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.

Section 6.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Parent and Purchaser hereby agree that, provided all other terms of the consents referenced in Section 6.3 of the Company Disclosure Letter are reasonably acceptable, the terms set forth on Section 6.3 of the Company Disclosure Letter shall be deemed to be reasonably acceptable as part of the terms of the referenced consents. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall not, and shall use their reasonable best efforts to cause their respective Subsidiaries not to, take any action that would result in (A) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (C) any of the conditions to the Offer set forth in Annex I or to the Merger set forth in Article VII not being satisfied.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company, Parent and Purchaser shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement under any Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission

(the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company, Parent and Purchaser shall, in connection with the efforts referenced above, use its commercially reasonable efforts to (i) obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (iii) promptly inform the other party of any communication received by such party from, or given by such party to any Governmental Entities.

(d) If any objections are asserted with respect to the Transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions contemplated hereby as violative of any Regulatory Law, each of the Company, Parent and Purchaser shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall require Parent or Purchaser, or any of its Subsidiaries or the Company or any of its Subsidiaries to (i) dispose of any of its respective businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its businesses, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, or (iv) commit or agree to any of the foregoing (any of the foregoing a “Burdensome Condition”), and nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer, the Merger or the Transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

Section 6.4 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any Company Subsidiary or any of its or their respective Representatives to, directly or indirectly (i) initiate, solicit, knowingly cause, facilitate or knowingly encourage or induce (including by furnishing non-public information or other assistance) any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined in Section 6.4(f)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal, or (iii) initiate, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information, access or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (B) requires Parent or the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other Transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to, but not after, the Acceptance Time, the Company may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.4(a), and subject to compliance with Section 6.4(c):

(x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions that, in the aggregate, are not materially less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.4(b), and provided further, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person and its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations is inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, and (ii) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.4(f)). The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and (B) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.4. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Company.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all written correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal.

(c) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Company Recommendation (subject to the next following sentence in this Section 6.4(c)), (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal or (iii) grant any waiver of the ownership limitations contained in the Company’s Constituent Documents. Notwithstanding the foregoing, at any time prior to, but not after, the Acceptance Time, the Board of Directors of the Company may, in response to a Superior Proposal, effect a Change in the Company Recommendation, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless (i) the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to effect a Change in Company Recommendation in response to a Superior Proposal, which notice shall specify the facts, circumstances and other conditions giving rise to such Superior Proposal, and (ii) Parent does not make, within three Business Days after the receipt of such notice, a proposal that the Board of Directors determines in good faith, is at least as favorable to the stockholders of the Company as such Superior Proposal. The Company agrees that, during the three Business Day period prior to its effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives (if they desire to negotiate) regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

(d) The Company agrees that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new three Business Day period shall commence for purposes of this Section 6.4 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto.

(e) Nothing contained in this Section 6.4 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 6.4(c), effect a Change in Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction (including a joint venture or arrangement with similar effect) involving the Company or any Company Subsidiary (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Purchaser or any controlled Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 20% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 20% or more of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide Takeover Proposal (except that references therein to 20% shall be replaced by 50%) which contains terms and conditions that the Board of Directors determines in good faith, after consultation with its outside counsel and financial advisor, would result in a transaction that (x) if consummated, would be more favorable to the stockholders of the Company than the Transactions, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financing and financial, regulatory, legal and other aspects of such proposal.

Section 6.5 Fees and Expenses. Subject to Section 8.3, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby (including, without limitation, any transactions contemplated between the Company and the Purchaser and any of their Affiliates prior to the date hereof), including the preparation, printing, filing and mailing of the Schedule TO, the Proxy Statement and any exhibits, amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the Transactions contemplated hereby.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (“Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of the Company and the Company Subsidiaries and provided to Parent prior to the date hereof, and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Entity (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated hereby); provided, that in no event shall the Surviving Entity be required to expend more than 125% of the amount expended by the Company and the Company Subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

(b) If the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) shall transfer a majority of its properties and assets, then, and in each such case, Parent will make or cause to be made proper provisions so that the successors and assigns of the Surviving Entity shall assume all of the obligations set forth in this Section 6.6 for the benefit of the Indemnified Parties and have at least substantially equal financial ability as the Company (immediately prior to such transaction) to satisfy the obligations of the parties pursuant to this Section 6.6 prior to such merger, consolidation or transfer becoming effective.

Section 6.7 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the Transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement or the Transactions contemplated hereby. In addition to the foregoing, without the written consent of Parent, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations except to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange on which the Company’s securities are listed (and, if so required, the Company shall consult with Parent a reasonable time prior to such statement or disclosure).

Section 6.8 Notification of Certain Matters. The Company shall use its commercially reasonable efforts to give prompt notice to Parent to the extent that it acquires actual knowledge of (i) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, reasonably would be likely to cause (A) any Offer Condition to fail to be satisfied at any time from the date of this Agreement to the Acceptance Time (except to the extent any Offer Condition refers to a specific date) or (B) any condition set forth in Section 7.1 or Section 7.2 to fail to be satisfied at any time from the date of this Agreement to the Closing (except to the extent any such condition refers to a specific date), (ii) the occurrence of any event the occurrence of which would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (iii) any failure of the Company to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall use its commercially reasonable efforts to give prompt notice to Company to the extent that it acquires actual knowledge of (i) the occurrence of any event the occurrence of which would be reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (ii) any failure of Parent or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the this Agreement, the Offer, the Merger or the other Transactions contemplated hereby, Parent, the Company and the Board of Directors of the Company shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions contemplated hereby.

Section 6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, any other Transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 6.11 Tax Matters.

(a) From the date of this Agreement until the Closing Date, the Company shall comply in all material respects with all applicable provisions of the Code and the Treasury Regulations, including, without limitation, Code Sections 856 through 860 relating to REITs, and shall not take or fail to take an action if taking or failing to take such action would reasonably be expected to result in the Company’s failure to qualify as a REIT.

(b) Neither Parent nor Purchaser shall take or allow to be taken any action following the Closing Date that would affect the Company’s qualification as a REIT for any period or portion thereof ending on or prior to the Closing Date.

(c) Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, “Transfer and Gains Taxes”). To the extent applicable, the Company shall pay all Transfer and Gains Taxes.

Section 6.12 Financing. The Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable commercial efforts to cause its and the Company Subsidiaries’ Representatives to, provide to Parent and Purchaser all cooperation reasonably requested by Parent that is commercially necessary in connection with any new debt financing or refinancing of outstanding indebtedness of the Company or any Company Subsidiary, which cooperation shall include cooperating with (i) Parent’s Representatives preparation of bank books, materials for presentations, private placement memoranda, business projections or other appropriate disclosure documents, (ii) participation in due diligence sessions, including with Parent’s financial advisers and agents, and in “roadshow” and other meetings with the Company’s and the Company Subsidiaries’ lenders, (iii) causing its independent accountants to provide reasonable assistance and cooperation to Parent, (iv) the delivery of audited and unaudited historical and interim financial statements and data of the Company and the Company Subsidiaries, (v) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent facilitating the pledging of collateral, (vi) providing access to the books and records, officers, directors, agents and representatives of the Company and the Company Subsidiaries, including for Parent’s legal and financial advisers and agents, (vii) assisting Parent in obtaining surveys and title insurance reasonably requested by Parent, (viii) taking all actions necessary or desirable to permit or facilitate consummation of any such financing or refinancing, including, without limitation, the payment of any customary fees and expenses in connection with such refinancing, (ix) assisting Parent in obtaining any consents of any third parties necessary or desirable to permit or facilitate consummation of any such financing or refinancing and (x) taking such other actions related to such financing or refinancing as are reasonably required by Parent; provided, that the Company and Company Subsidiaries and their Representatives shall not be obligated to (A) take any action that interferes with Company operations or (B) consummate any financing or refinancing that is on terms that are not reasonably acceptable to the Company; provided, however, (1) with respect to up to $100,000,000 aggregate principal amount of any existing loans (other than the Company’s Wachovia line of credit), any refinancing of such existing loans will be acceptable provided that the final maturity date is at least five years from the date of the new loan, the interest rate does not exceed by more than 2% per annum the interest rate on the existing loan and the proceeds of the refinancing to the Company from the new loan exceeds the current principal balance of the existing loan, (2) with respect to any unsecured real property, any financing will be acceptable provided that (i) the interest rate does not exceed 7.5%, the term is at least three years and the loan proceeds equal not less than 50% of the property’s appraised value and (3) with respect to the Company’s Wachovia line of credit, it shall be acceptable to (i) extend, modify or refinance the Company’s Wachovia line of credit or (ii) separately finance any or all of the properties presently securing such line of credit provided that (x) the financing of such properties does not cause a default under the Wachovia line of credit, and (y) the terms of such separate financings provide that the interest rate does not exceed 7.5%, the term is at least three years and the loan proceeds equal not less than 60% loan to appraised value.

Section 6.13 Retention Bonuses. After the date hereof, the Company or any Company Subsidiary may, in its sole discretion, adopt, approve, enter into and amend one or more compensation plans, agreements or arrangements with, or relating to, any or all of its and the Company Subsidiaries’ officers and employees (each a “Retention Bonus Plan”) and providing for the payment to them by the Company or such Company Subsidiary of cash bonuses (each a “Retention Bonus”). All Retention Bonuses shall (a) be contingent upon the consummation of the Merger, (b) not exceed, in the aggregate, $500,000 and (c) be subject to withholding for applicable Taxes. The officers and employees, if any, who shall be awarded Retention Bonuses shall be determined by the Company, in its sole discretion. Any Retention Bonus Plan involving the award of a Retention Bonus to an officer or employee who is, or as of the Acceptance Time will be, a stockholder of the Company shall be approved by the Company in a manner that satisfies the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act. From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay any and all Retention Bonuses on or before the time required pursuant to the applicable Retention Bonus Plan. For avoidance of doubt, no adjustment shall be made to the Offer Price as the result of any Retention Bonus Plan or Retention Bonus adopted, approved, entered into, amended or awarded pursuant to this Section 6.13. Each Retention Bonus shall be payable 50% upon the earlier of the Acceptance of the Offer or the Closing of the Merger and 50% on the six-month anniversary of the payment of the first installment of the Retention Bonus provided the recipient has continued in the employment of the Company for such six-month period, except for termination of employment due to death, disability or termination without cause.

Section 6.14 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act.

Section 6.15 Title Policies. The Company shall deliver an owners title insurance policy insuring that upon the consummation of the Offer or the Merger, whichever occurs first, fee simple title to each of the Company Properties is in the name of the Company Subsidiary shown as the owner of such Company Property in Section 3.9(a) of the Company Disclosure Letter, and each such owners title insurance policy shall not be subject to the rights of any third parties arising under applicable federal, state or local law as a result of the Transactions.

Section 6.16 REMIC Materials. Within 30 days of the date hereof, the Company shall provide to Parent copies of each of the REMIC Transfer Agreements and the Servicing Agreements, or in the alternative, the Company shall provide a form of the REMIC Transfer Agreements and the Servicing Agreements and corresponding certification by an officer of the Company that the REMIC Transfer Agreements and the Servicing Agreements do not differ from the respective form of REMIC Transfer Agreement and Servicing Agreement provided in any material respect.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. Subject to Section 7.4, the respective obligations of the Company, Parent and Purchaser to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval, if required by applicable Law.

(b) Regulatory Approval. No action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of the Transactions, which action shall not have been withdrawn or terminated, and all approvals, if any, required to be obtained under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the Transactions contemplated by this Agreement, shall have been obtained.

(c) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Section 7.2 Conditions to Obligations of Parent and Purchaser. Subject to Section 7.4, the obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.3, 3.5, 3.22 and 3.25 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Litigation. There shall be no pending or threatened suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion by the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(d) No Material Change. Since the date of this Agreement, there shall not have arisen any state of facts, event, change, effect, development, condition, occurrence or circumstance (or, with respect to facts, events, changes, effects, developments, conditions, occurrences or circumstances existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(e) Consents, Approvals and Authorizations. All consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any Governmental Entity, including all necessary approvals, required to consummate the Offer, the Merger and the other Transactions shall have been obtained or made, in each case without the imposition of a

Burdensome Condition on Parent or the Subsidiaries of Parent. All Company Required Consents shall have been obtained either unconditionally or on terms reasonably satisfactory to Parent, which Company Required Consents shall not require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after the date hereof, determined in accordance with the loan documents for such refinanced or repaid indebtedness.

(f) Legal Opinion. The Parent and Purchaser shall have received a legal opinion from the Company’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date in the form attached hereto as Exhibit C (REIT opinion).

(g) Ownership Limitation. The Board of Directors of the Company shall have taken all necessary action to grant the Waiver to Parent, Purchaser and their Affiliates and the Waiver shall be in full force and effect.

(h) NYSE. There shall not have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

(i) Maximum Dissenting Shares. The holders of more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall not have exercised appraisal rights with respect thereto in accordance with applicable Law.

(j) Waiting Period. A period of at least 10 Business Days shall have elapsed since the satisfaction of the condition set forth in Section 7.2(e).

Section 7.3 Conditions to Obligations of the Company. Subject to Section 7.4, the obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect, provided that the representations and warranties of Parent and Purchaser in Section 4.2 shall be true in all material respects, and the Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

Section 7.4 Conditions to Each Party’s Obligation to Effect the Merger Following the Purchase of Shares Pursuant to the Offer. Notwithstanding Sections 7.1, 7.2 or 7.3, following the purchase of Shares pursuant to the Offer, the respective obligations of the Company, Parent and Purchaser to effect the Merger are subject only to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 7.1(a) and Section 7.1(c).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(ii) the Outside Date has passed, and the Offer has expired as a result of the non-satisfaction of any of the conditions to the Offer set forth in Annex I or been terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the primary cause, or primarily resulted in, the non-satisfaction of any of the conditions to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder; or

(iii) the conditions set forth in Section 7.2(e) of this Agreement and Section 2(i) of Annex I shall not have been satisfied (or waived by the Purchaser) within 100 days after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose breach of this Agreement has been the primary cause, or primarily resulted in, the non-satisfaction of such conditions;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 10 Business Days following written notice to the Company by Parent of such breach and (y) the Outside Date, and (B) would result in a failure of any condition set forth in Sections 7.2(a) or (b);

(ii) the Company shall have breached in any material respect its obligations under Section 6.4;

(iii) the Board of Directors of the Company shall (A) fail to authorize, approve or recommend the Offer, or (B) effect a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act, (C) fail to reconfirm its authorization, approval or recommendation of the Offer and the Merger within three Business Days after a written request by Parent to do so, or (D) fail to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents;

(iv) the Company Stockholder Approval is not obtained before the Outside Date; or

(v) holders of more than 10% of the Company Common Stock outstanding shall have exercised their appraisal rights with respect thereto in accordance with applicable Law.

(d) by the Company:

(i) if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (x) 10 Business Days following written notice to Parent by the Company of such breach and (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b);

(ii) in connection with a Change in the Company Recommendation pursuant to the second sentence of Section 6.4(c), provided that (A) the Company is and has been in compliance in all respects with Section 6.4; and (B) the Company, prior to the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent; or

(iii) Purchaser has defaulted under the Deposit Note.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for (a) the confidentiality provisions of Section 6.2 and (b) the provisions of this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from fraud or a willful breach of any provision of this Agreement.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $5,400,000 (the “Termination Fee”):

(i) Sections 8.1(c)(ii) or (iii);

(ii) Section 8.1(d)(ii); or

(iii) Sections 8.1(b)(ii), 8.1(b)(iii) or 8.1(c)(iv) or (v), provided that (A) after the date of this Agreement, any Person makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to the date of this Agreement and such Takeover Proposal becomes publicly known prior to or upon the termination of this Agreement, and (B) within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; and provided, that, solely for purposes of this Section 8.3(a)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.4(f), except that all references to 20% shall be changed to 50%.

(b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be paid into escrow immediately prior to termination of this Agreement in the event of termination by the Company, and not later than one Business Day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(b) (except that, in the case of termination pursuant to Sections 8.1(b)(ii), 8.1(b)(iii), 8.1(c)(iv) or 8.1(c)(v), such payment shall be made on the date of the first to occur of either of the events referred to in clause (B) of Section 8.3(a)(iii)). If the Company is required to pay Parent a Termination Fee or this Agreement is terminated (A) pursuant to Sections 8.1(b)(ii), 8.1(b)(iii), 8.1(c)(iv) or 8.1(c)(v) under the circumstances described in Section 8.3(a)(iii)(A) or (B) pursuant to Section 8.1(b)(iii) as a result of the Company’s failure to use its commercially reasonable good faith efforts to obtain the Company Required Consents, the Company shall, in addition to any Termination Fee that may be payable, reimburse Parent and Purchaser for all of their Expenses, up to a maximum amount of $1,000,000, within one Business Day of receipt of written notice from Parent requesting payment thereof. In the event that the Company is obligated to pay Parent the Termination Fee, the Company shall pay to Parent, from the Termination Fee deposited into escrow in accordance with this clause (b), an amount equal to the lesser of: (i) the Termination Fee, and (ii) the sum of: (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by Parent’s independent public accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described below in this Section 8.2(b) or (y) an opinion from Parent’s outside counsel as described below in this Section 8.2(b), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.2(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.2(b) shall be made at the time the Company is obligated to pay Parent such amounts pursuant to Section 8.2 by wire transfer. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to Parent. The Company agrees to amend this Section 8.2(b) at the reasonable request of Parent in order to (i) maximize the portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 8.2(b) or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.2(b).

(c) If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company shall be entitled to retain the Deposit as the Company’s liquidated damages (and not as a penalty) and as the Company’s exclusive remedy for the Purchaser’s default in the event of termination of this Agreement pursuant to Section 8.1(d)(i), it being agreed by the parties that it would be impracticable and extremely difficult to ascertain the actual damages suffered by the Company as a result of the Purchaser’s failure to complete the transactions contemplated by this Agreement and that, under the circumstances existing as of the date hereof, the liquidated damages provided for herein represent a reasonable estimate of the damages which the Company would incur as a result of such failure. If this Agreement is terminated for any reason other than pursuant to Section 8.1(d)(i), the Deposit, together with all interest earned thereon, if any, shall forthwith be paid to the Purchaser.

(d) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate plus 4% of Northern Trust in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses, without regard to the limitation contained in Section 8.3(b) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Purchaser, to:

c/o Green Courte Partners, LLC

560 Oakwood Avenue, Suite 100

Lake Forest, Illinois 60045

Attention:	James R. Goldman, Managing Director, Chief Investment Officer
Kelly L. Stonebraker, Managing Director, General Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attention: Hal M. Brown

If to the Company or the Company Partnership, to:

29399 U.S. Hwy 19 North

Suite 320

Clearwater, Florida 33761

Attention: Shannon Smith

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Michael V. Gisser

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Items disclosed on one particular section of the Company Disclosure Letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on other sections of the Company Disclosure Letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such other section of the Company Disclosure Letter that such disclosure is applicable to such other section of the Company Disclosure Letter.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, if the Agreement and the Confidentiality Agreement conflict, this Agreement shall control.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 1.1, 1.15, 6.6 or 6.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any

Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined only in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as provided in Section 8.3(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions. As used in this agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to (a) the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) to changes in the industries in which the Company operates and (iii) to any act of terrorism, war, national or international calamity or any other similar event, (iv) to the announcement or pendency of this Agreement, the Offer or the Merger, (v) to any actions taken pursuant to (and required by) this Agreement or at the request of Parent or Purchaser or the failure to take any actions due to restrictions set forth in this Agreement, (vi) to any changes in the price or trading volume of the Company’s stock, in and of itself (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in a Company Material Adverse Effect) or (vii) to the Company’s home sales business; provided, that the effect of the changes in clauses (i), (ii) and (iii) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company, its assets, liabilities and operations; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement.

“Company Restricted Stock” means any shares of Company Common Stock that are subject to vesting or risk of forfeiture under the terms of the award of such Company Restricted Stock issued pursuant to the Company Stock Plans.

“Company Stock Option” means any options to acquire Company Common Stock issued pursuant to the Company Stock Plans.

“Company Stock Plans” mean the Company’s 1998 Stock Incentive Plan and 2008 Stock Award and Incentive Plan.

“Constituent Documents” means, with respect to any entity, the Certificate or Articles of Incorporation, the By-laws of such entity, the minute books, or any similar charter or other organizational documents of such entity.

“Dissenting Shares” means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means any shares of Company Common Stock held by the Company, Parent, Purchaser, any other wholly-owned Subsidiary of Parent or by any wholly-owned Subsidiary of the Company.

“Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“in all material respects” as such phrase is used in the conditions set forth in Section 7.2(b) of this Agreement and Section 2(iii)(c) of Annex I with respect to compliance with the covenant set forth in Section 6.15 means obtaining owners title insurance policy insuring all of the Company Properties, other than Company Properties representing not more than 1,700 home sites (including occupied, vacant and under development home sites) in the aggregate.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventories, services and supplies incurred in the ordinary course of business), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives, swap, collar, credit default swap, hedging or similar counterparty relationship or similar transactions, (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” (or words of similar import) means the knowledge obtained or reasonably obtainable of those individuals identified in Section 9.12 of the Company Disclosure Letter; provided, that, such individuals shall have made due and diligent inquiry of those employees of the Company or any Company Subsidiary whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Liens” means all pledges, claims against title, liens, charges, encumbrances and security interests of any kind or nature whatsoever, mortgages or deeds of trust, rights of first refusal or rights of first offer, but excluding any Permitted Liens.

“made available” (or words of similar import) when referring to the Company’s provision of a document or information to Parent or Purchaser means the referenced document or information was (a) physically delivered to Parent, Purchaser or their agent, (b) electronically delivered to Parent, Purchaser or their agent (including via facsimile or e-mail with or without an attached .pdf, Word, Excel. PowerPoint or similar electronic file), or (c) posted and accessible to Parent, Purchaser or their agent in the electronic data room established in connection with this transaction, in each case other than clause (c), prior to the date of this Agreement and, with respect to clause (c), as of 5:00 P.M. on December 5, 2008.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, the Parent, and means, with respect to the Parent, the Company, unless the context otherwise requires.

“Parent Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of Parent to perform its obligations hereunder or to consummate the Transactions contemplated hereby.

“Permitted Liens” means (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (b) Liens of carriers, workmen, repairmen, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 60 days or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (d) zoning regulations, zoning restrictions, easements, rights-of-way and other similar encumbrances that otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, (e) with respect to real property, any title exception (whether material or immaterial) disclosed in any Company Title Insurance Policy provided or made available to Parent prior to the date hereof, Liens and obligations arising under any contract listed in Section 3.18 of the Company Disclosure Letter (including any Lien securing mortgage debt disclosed in the Company Disclosure Letter) and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (f) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits, and (g) Liens on the property or assets of any Company Subsidiary in favor of the Company.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (x) a general partner, managing member or other similar interest or (y)(A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Taxes” means any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Entity, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

“Tax Protection Agreement” means an agreement (i) that has as one of its purposes permitting a Person to take the position that it can defer federal taxable income that otherwise might have been recognized upon a transfer of property to a partnership of which the Company is a partner or to a Company Subsidiary treated as a partnership for federal income tax purposes, and that prohibits or restricts in any manner the

Company’s disposition of an asset, requires that the Company maintain, or put in place, or replace, indebtedness, whether or not secured by one or more Company assets, or requires that the Company offer to any person or entity at any time the opportunity to guarantee, indemnify against or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other Company liabilities; (ii) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Company assets; or (iii).that requires a particular method for allocating one or more Company liabilities under Section 752 of the Code.

“Tax Return” means any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Entity with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Treasury Regulations” means the treasury regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“USD LIBOR Rate” means the rate for deposits in U.S. dollars for a period of six months which appears on the Moneyline Telerate page 3750 as of 11:00 a.m., London time, on the date which is six months after the Top-Up Closing. If such rate does not appear on the Moneyline Telerate page 3750 on such date, the USD LIBOR Rate for such day will equal the USD LIBOR Rate for the immediately preceding day.

(Remainder of this page intentionally left blank.)

IN WITNESS WHEREOF, the Parent, the Purchaser, the Company and the Company Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GCP REIT II

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

GCP SUNSHINE ACQUISITION, INC.

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

AMERICAN LAND LEASE, INC.

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

By:	AMERICAN LAND LEASE, INC. its General Partner

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

INDEX OF DEFINED TERMS

Acceptance Time	5
Affiliate	64
Agreement	1
beneficial ownership	65
beneficially own	65
Board of Directors	65
Burdensome Condition	46
Business	65
Business Combination Transaction	49
Business Day	65
By-Laws	10
CERCLA	33
Certificate of Incorporation	10
Certificate of Merger	10
Certificates	11
Change	44
Change in the Company Recommendation	44
Closing	10
Closing Date	10
CMBS Pools	29
Code	65
Commitment	42
Commitments	40
Company	1
Company Common Stock	65
Company Disclosure Letter	17
Company Environmental Permits	34
Company Environmental Reports	34
Company Financial Advisor	35
Company Financial Statements	23
Company Material Adverse Effect	65
Company Other Interests	20
Company Partnership	1
Company Partnership Agreement	18
Company Preferred Stock	18
Company Properties	25
Company Recommendation	44
Company Rent Roll	26
Company Required Consents	22
Company Required Statutory Approvals	22
Company Restricted Stock	65

Company SEC Reports	23
Company Stock Option	65
Company Stock Plans	66
Company Stockholder Approval	21
Company Subsidiaries	17
Company Title Insurance Policy	25
Confidentiality Agreement	45
Constituent Documents	66
Continuing Directors	8
Controlled Group Member	29
DGCL	1
Dissenting Shares	66
Dissenting Stockholder	14
DOJ	45
Effective Time	10
Employee Plan	29
Environmental Law	33
ERISA	29
Exchange Act	66
Exchange Agent	14
Exchange Fund	15
Excluded Shares	66
Expenses	49
Expiration Date	3
Fairness Opinion	35
Former Company Properties	34
FTC	46
GAAP	23
Governmental Approval Condition
Governmental Entity	66
Hazardous Materials	33
in all material respects	66
Indebtedness	66
Indemnified Parties	50
Initial Expiration Date	3
Investors	40
IRS	67
Knowledge of the Company	67
Law	67
Laws	67
Leased Properties	26
Merger	1
Merger Agreement

Merger Consideration	11
NYSE	67
Offer	1
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer to Purchase	2
OP Offer	13
OP Units	13
Order	67
other party	67
Outside Date	3
Parent	1
Parent Disclosure Letter	39
Parent Material Adverse Effect	67
Parent Required Statutory Approvals	40
parties	1
Pension Plan	29
Person	68
Principal Company Stockholder	2
Property Restrictions	25
Proxy Statement	5
Purchaser	1
Regulation M-A	4
Regulatory Law	46
REIT	28
Release	33
REMIC Transfer Agreements	29
Representatives	44
Sarbanes-Oxley Act	23
Schedule 14D-9	5
Schedule TO	4
SEC	3
Securities Act	68
Series A Preferred Stock	18
Servicing Agreements	29
Shares	1
Short Form Merger	8
Special Meeting	10
Subsidiary	68
Superior Proposal	49
Surviving Entity	9
Takeover Proposal	49

Tax Protection Agreement	68
Tax Return	69
Taxes	68
Tender and Support Agreement	2
Termination Fee	59
Third Party	49
Top-Up Closing	9
Top-Up Option	8
Top-Up Option Shares	8
Transactions	1
Transfer and Gains Taxes	52
Treasury Regulations	69
USD LIBOR Rate	69
Violation	21
Waiver	38
Welfare Plan	29

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless as of any scheduled Expiration Date the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser or any of their Affiliates or any Person managed by Parent, Purchaser or any of its Affiliates (if any), represents at least 88% of all Shares then outstanding (the “Minimum Condition”).

(2) Furthermore, Purchaser shall not be obligated to accept for payment and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(i) all Company Required Consents shall not have been obtained, either unconditionally or on terms reasonably satisfactory to Parent, at or prior to any then scheduled Expiration Date or, if obtained, shall require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after the date hereof, determined in accordance with the loan documents for such refinanced or repaid indebtedness; or

(ii) any Company Required Statutory Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, expired or terminated, either unconditionally or on terms reasonably satisfactory to Parent in each case, at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition”); or

(iii) upon the expiration of the Offer and before acceptance of any such Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

(a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions, or any injunction shall have been issued and be in effect, by any United States federal or state court that prohibits, restrains or enjoins the consummation of the Offer or the Merger or that otherwise has the effect of making the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger illegal;

(b) any of the representations and warranties of the Company contained in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where (A) the failure of such representations and warranties (other than the representations or warranties in Sections 3.3 (Capitalization), 3.5 (Authority; Non-Contravention; Statutory Approvals; Compliance), 3.22 (State Takeover Statute; Ownership Limitations) and 3.25 (Payments to Lenders)) to be true and correct (disregarding, for this purpose, any limitation as to “materiality”, “Company Material Adverse Effect” or “knowledge” set forth in such representations or warranties) has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) the failure of the representations or warranties in Sections 3.3 (Capitalization), 3.5 (Authority; Non-Contravention; Statutory Approvals; Compliance), 3.22 (State Takeover Statute; Ownership Limitations) and 3.25 (Payments to Lenders) to be true and correct is not, individually or in the aggregate, a failure to be true and correct in any material respect;

(c) the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have intentionally or knowingly breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer;

(d) there exists a pending or threatened suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any

Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(e) the Company shall have failed to deliver to Parent a certificate, dated as of such expiration date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the absence of the failure of (i) the Company’s representations and warranties to be true and correct, as specified in clause (2)(iii)(b) of this Annex I, and (ii) the Company to perform and comply with, in any material respect, its obligations, agreements and covenants, as specified in clause (2)(iii)(c) of this Annex I;

(f) the Merger Agreement shall have been terminated in accordance with its terms;

(g) there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions;

(h) since the date of this Agreement, there shall have arisen any state of facts, event, change, effect, development, condition, occurrence or circumstance (or, with respect to facts, events, changes, effects, developments, conditions, occurrences or circumstances existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; or

(i) the Board of Directors of the Company shall have failed to take all necessary action to grant the Waiver to Parent, Purchaser and their Affiliates or the Waiver shall fail to be in full force and effect; or

(iv) the Parent and Purchaser shall not have received a legal opinion from the Company’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Acceptance Time in the form attached hereto as Exhibit C (REIT opinion); or

(v) Less than 10 Business Days shall have elapsed since the satisfaction of the condition set forth in Section 2(i) of this Annex I.

The capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement and plan of merger to which this Annex I is attached.

Exhibit A

FORM OF DEPOSIT ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of December 9, 2008, by and among GCP Sunshine Acquisition, Inc., a Delaware corporation (“Purchaser”), American Land Lease, Inc., a Delaware corporation (“Company”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).

WITNESSETH

WHEREAS, Company, Purchaser, GCP REIT II, a Maryland real estate investment trust, and Asset Investors Operating Partnership, L.P., a Delaware limited partnership, have entered into that certain Agreement and Plan of Merger dated as of December 9, 2008 (as amended or restated from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 1.16 of the Merger Agreement, Purchaser has or will deliver and deposit with Escrow Agent on the date hereof (1) cash in the amount of Five Million and no/100 Dollars ($5,000,000.00) (the “Cash Deposit”) and (2) a note payable to Company in the amount of Five Million and no/100 Dollars ($5,000,000.00) (the “Deposit Note”) in the form attached to the Merger Agreement as Exhibit A, such amounts collectively hereinafter referred to as the “Deposit”; and

WHEREAS, Company and Purchaser desire to have Escrow Agent hold the Deposit in escrow as provided for herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $5,000,000 (the “Escrow Deposit”) and the Deposit Note. The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the “Fund”) as directed in Section 3. Purchaser will deposit via electronic transfer an additional Five Million and no/100 Dollars ($5,000,000.00) to Escrow Agent on the date set forth in the Deposit Note (the “Additional Deposit”). Upon delivery of the Additional Deposit (i) Escrow Agent shall immediately deliver the Deposit Note to Purchaser which Deposit Note shall be cancelled, and (ii) the term “Escrow Deposit” shall include the Additional Deposit.

3. Investment of Fund. (a) During the term of this Escrow Agreement, the Fund shall be invested in a JPMorgan Chase Bank, N.A. cash compensation account (“Cash Compensation Account”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. The rate of return on an Cash Compensation Account varies from time to time based upon market conditions. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

4. Disposition and Termination. The Escrow Agent shall deliver the Fund as follows:

(a)	Upon Escrow Agent’s receipt of a joint written direction from the undersigned or their assigns to each of the Parties hereto at the addresses set forth below, Escrow Agent shall disburse the Fund as directed by the undersigned in such notice. Any notice hereunder shall be delivered by personal delivery, facsimile, United States Postal Service Certified Mail or by a recognized overnight delivery service with positive delivery acknowledgement all as described in Section 10 hereof.

(b)	Subject to Section 4(d) below, upon Escrow Agent’s receipt from Company of a copy of written notice of Purchaser’s default under the Merger Agreement or the Deposit Note, Escrow Agent shall deliver the Fund to Company after five (5) business days’ prior written notice to the Parties. Notification hereunder shall be in the same manner set forth in Section 4(a) above.

(c)	Subject to Section 4(d) below, upon Escrow Agent’s receipt by Purchaser of a copy of written notice of Company’s default under the Merger Agreement, Escrow Agent shall deliver the Fund to Purchaser after five (5) business days’ prior written notice to the Parties. Notification hereunder shall be in the same manner set forth in paragraph 4(a) above.

(d)	Notwithstanding the foregoing, Escrow Agent shall give five (5) business days’ written notice to the Parties prior to any disbursement of the Fund. Notification hereunder shall be in the same manner set forth in paragraph 4(a) above. If the non-receiving party objects to any disbursement of the Deposit, such party shall provide written notice by 5pm (CST) on such 5th business day of its objection to the other party and Escrow Agent, and thereafter the Escrow Agent shall only disburse the objected funds upon receipt of joint written instruction from the Parties or a final and non-appealable court order along with an opinion of counsel stating that such order is final and non-appealable.

Upon delivery of the Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8. The Party who receives the Fund is referred to herein as the “Recipient”.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Underlying Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Escrow Agent under this Escrow Agreement will be limited to the amount of fees paid to the Escrow Agent.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7. Compensation and Reimbursement. The Recipient agrees to (a) pay the Escrow Agent for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance of this Escrow Agreement. The Escrow Agent shall deduct its Escrow Agent fees from the Fund.

8. Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses of outside counsel (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. The obligations contained in this Section 8 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Taxpayer Identification Numbers (“TINs”)

The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.

(c) Tax Reporting

All interest or other income earned under the Escrow Agreement shall be allocated to Company and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Purchaser whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Purchaser and/or Company with the IRS and any other taxing authority as required by law. The Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Fund or any income earned by the Escrow Deposit. The Parties further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by Recipient. In the absence of written direction from the Parties, all proceeds of the Fund shall be retained in the Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

(b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser	c/o Green Courte Partners, LLC
560 Oakwood Avenue
Lake Forest, Illinois 60045
Attention: James R. Goldman, Managing Director, Chief Investment Officer
Tel No.:
Fax No.:

With a copy to	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601
Attention: Hal M. Brown
Fax:

If to Company	c/o American Land Lease, Inc.
29399 U.S. Hwy. 19 North
Clearwater, Florida 33761
Attention: Terry Considine, Chairman and Chief Executive Officer
Tel No.:
Fax No.:

With a copy to	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Michael V. Gisser
Fax:

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Worldwide Securities Services
Mail Code IL1-0113
420 West Van Buren, 5th Floor
Chicago, Illinois 60606
Attention: Sonny T. Lui
Fax No.:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any Party’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chairman, President, CFO or CIO, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Company to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

(b) Purchaser and Company acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Purchaser and Company shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Exhibit A to this Escrow Agreement, by facsimile or other written instruction. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, Purchaser, and Company agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Purchaser and Company, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. The Parties and Escrow Agent acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Illinois. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Illinois. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN):	Social Security Number	Date:

or

Employee Identification Number

Name & Address:

Customer is a (check one):

Corporation  ☒    Partnership  ☐    Individual/sole proprietor  ☐    Trust  ☐

Limited liability company  ☐    Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

☐    Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

GCP SUNSHINE ACQUISITION, INC.

By:
Name:	James R. Goldman
Title:	President

Tax Certification: Taxpayer Identification Number (TIN):	Social Security Number	Date: ________________

or

Employee Identification Number

Name & Address:	American Land Lease, Inc.

29399 U.S. Hwy. 19 North

Clearwater, Florida 33761

Customer is a (check one):

Corporation  ☒    Partnership  ☐    Individual/sole proprietor  ☐    Trust  ☐

Limited liability company  ☐    Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

☒    Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

AMERICAN LAND LEASE, INC.

By:
Name:	Shannon E. Smith
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:
Name:	Sonny Lui
Title:	Assistant VP

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number	Signature
1.	James R. Goldman

2.	Robert S. Duncan

3.

If to Company:

	Name	Telephone Number	Signature
1.	Terry Considine

2.	Shannon E. Smith

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number
1.	James R. Goldman

2.	Robert S. Duncan

3.

If to Company:

	Name	Telephone Number
1.	Terry Considine

2.	Shannon E. Smith

3.

Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

SCHEDULE 2

Escrow Agent’s Compensation:

New Account Acceptance Fee                                         $

One-time fee payable upon Account Opening

A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation.

Minimum Administrative Fee                                         $

Payable upon Account Opening and in Advance

of each year of service as Escrow Agent

The Administrative Fee will cover the Bank’s standard Escrow services including, but not limited to, account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

Out-of-Pocket Expenses:

Any reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at cost.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

The fees quoted in this schedule assume that the escrow deposit will be continuously invested in a Cash Compensation Account held at JPMorgan Chase Bank, N.A.

EXHIBIT A

STANDING SETTLEMENT INSTRUCTIONS

Purchaser:

Routing Number:

Bank Name:

Account Number:

Account Name:

For Further Credit (if applicable):

Reference:

Company:

Routing Number:

Bank Name:

Account Number:

Account Name:

For Further Credit (if applicable):

Reference:

Exhibit B

FORM OF WAIVER

WRITTEN CERTIFICATION OF EXEMPTION

FROM OWNERSHIP LIMITS

December 9, 2008

The undersigned, being a duly authorized officer of American Land Lease, Inc., a Delaware corporation (the “Company”), does hereby certify on behalf of the Company as follows (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) and if not defined therein in the Agreement and Plan of Merger, dated as of December 9, 2008, among GCP REIT II, a Maryland real estate investment trust (the “Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation (the “Purchaser”), the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Merger Agreement”)):

1. The Board of Directors of the Company has the authority to grant an exemption from both the Aggregate Stock Ownership Limit and the Section 382 Limit (collectively, the “Ownership Limits”) to holders of shares of Capital Stock of the Company (the “Shares”), pursuant to Section 6.2.7 of the Certificate. The parties to this Written Certification hereby acknowledge and agree that any and all conditions to granting the exemption from the Ownership Limits under Section 6.2.7 of the Certificate have been satisfied or are hereby waived.

2. Pursuant to such authority, the Board of Directors has granted and approved an exemption from the Ownership Limits for (i) Green Courte Real Estate Partners, LLC, a Delaware limited liability company (“GCP I”), (ii) Parent and (iii) Purchaser (collectively, with GCP I and the Parent, the “Requesting Shareholders”), effective immediately prior to the first to occur of the Acceptance Time (as defined in the Merger Agreement) and the Effective Time (as defined in the Merger Agreement).

3. The Company certifies that an exemption from the Ownership Limits is granted to the Requesting Shareholders, subject to the following conditions: (a) the Excepted Holder Limit for each of the Requesting Shareholders shall be one hundred percent (100%) of the number or value (whichever is more restrictive) of the outstanding Shares (the “Requesting Shareholder Ownership Limit”); (b) the exemption from the Ownership Limits granted to the Requesting Shareholders and the Requesting Shareholder Ownership Limit shall only apply to the Requesting Shareholders, and shall not apply to any other Person, including, without limitation, any individual within the meaning of Section 542(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) the continuing accuracy of the representations and warranties by the Requesting Shareholders as contained in Section 4.6 of the Merger Agreement.

(signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Written Certification of Exemption from Ownership Limits as of the date first written above.

COMPANY

AMERICAN LAND LEASE, INC., a Delaware corporation

By:
Name:
Title:

The undersigned Requesting Shareholders hereby accept the terms and conditions of this Written Certification of Exemption from the Ownership Limits as of the date first written above.

PARENT

GCP REIT II, a Maryland real estate investment trust

By:
Name:
Title:

PURCHASER

GCP Sunshine Acquisition, Inc., a Delaware corporation

By:
Name:
Title:

GCP I

GREEN COURTE REAL ESTATE PARTNERS, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit C

FORM OF REIT OPINION

[ Date ]

GCP REIT II

GCP Sunshine Acquisition, Inc.

560 Oakwood Avenue, Suite 100

Lake Forest, Illinois 60045

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion concerning certain Federal income tax considerations in connection with the Agreement and Plan of Merger dated as of December 9, 2008 (the “Merger Agreement”), among GCP REIT II, a Maryland real estate investment trust (“Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Purchaser”), American Land Lease, Inc., a Delaware corporation (“ALL”), and Asset Investors Operating Partnership, L.P, a Delaware limited partnership (“Asset Investors OP”).

We have acted as tax counsel to ALL in connection with the Merger Agreement, and we have assisted in the preparation of the Merger Agreement. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documentation and information provided by ALL as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, ALL has provided us with, and we are relying upon, the initial and continuing accuracy of a certificate containing certain factual statements, factual representations, and covenants of officers of ALL (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operation of ALL and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not made an independent investigation of the facts, statements, representations, and covenants set forth in the Officers’ Certificate, the Merger Agreement, or in any other document. In addition, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on ALL’s representations that the information presented in such documents (including representations as to the nature of the Company’s assets and operations in prior years),

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have also relied upon your representation in Section 4.6 of the Merger Agreement that the acquisition of Shares (as defined in the Merger Agreement) by Purchaser or Parent pursuant to the Merger Agreement will not adversely affect ALL’s compliance with the stock ownership requirements applicable to REITs as contained in Sections 856(a)(5), (a)(6) and (h) of the Code. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, or intent. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein. We have also relied upon conclusions 1., 2., and 3., and the analysis corresponding thereto, contained in the opinion of Ernst & Young LLP, dated December 31, 1998 regarding a securitized financing undertaken by a former subsidiary of ALL’s predecessor.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) ALL, and each of the entities comprising the Company, has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed, and in the manner described in the relevant partnership agreement or other organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agree

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

ments to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms, without regard to any parol evidence.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

IN ACCORDANCE WITH TREASURY DEPARTMENT CIRCULAR 230 AND PURSUANT TO YOUR REQUEST, YOU AND WE HAVE AGREED THAT THIS OPINION ADDRESSES, CONSIDERS AND PROVIDES CONCLUSIONS WITH RESPECT TO ONLY THE U.S. FEDERAL INCOME TAX MATTERS DISCUSSED HEREIN. ADDITIONAL ISSUES THAT ARE NOT DISCUSSED IN THIS OPINION COULD AFFECT THE U.S. FEDERAL INCOME TAX TREATMENT OF THE COMPANY OR THE MATTER THAT IS THE SUBJECT OF THE OPINION. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT REGULATIONS, WE ADVISE YOU THAT, UNLESS OTHERWISE EXPRESSLY INDICATED, ANY FEDERAL TAX ADVICE CONTAINED IN THIS OPINION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE CODE.

We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

Based on and subject to the foregoing, we are of the opinion that, commencing with its taxable year ended December 31, 1998, ALL was organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its actual and proposed method of operation up to and including the Acceptance Time within the meaning of the Merger Agreement (the “Acceptance Time”)1, as represented in the Officer’s Certificate, has enabled it and will enable it to satisfy the requirements for qualification as a REIT up to and including the Acceptance Time. We express no opinion with respect to any taxable year of ALL ended prior to 1998. ALL’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements with respect to the source of its income, the composition of its assets, distribution levels and diversity of stock ownership, and various other requirements imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of ALL’s operation for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

Although the opinion expressed herein relates to the satisfaction of the REIT qualification requirements through the Acceptance Time, the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of or for the calendar quarter or calendar year. Therefore, this opinion is not being rendered and shall not be effective to the extent that any fact, matter or thing (including, without limitation, any item or amount of gross income, any asset, the composition of ALL’s stockholders, or the absence of any distribution) occurs or does not occur on or after the Acceptance Time that adversely affects ALL’s qualification as a REIT. In particular, and without limiting the foregoing, the opinion expressed herein shall not be rendered or be effective if ALL shall fail to meet its (i) distributions (and deduction for dividends paid) requirement under Section 857(a) of the Code (which requirement is tested on a taxable year basis), or (ii) REIT stockholder requirements under Sections 856(a)(5), (a)(6) and (h) of the Code, for any taxable period ending after the Acceptance Time.2

[1]

The opinion will be delivered on the earlier to close of the Tender Offer (if applicable) or Merger (as defined in the Merger Agreement). References to “Acceptance Time” will be replaced with references to the “Effective Time” if the opinion is issued for the Merger rather than the Tender Offer.

[2]	This paragraph will be omitted if the opinion is issued in connection with, and at the time of, a

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

We express no opinion on any issue relating to ALL or the Company or any investment therein, other than as expressly stated above.

This opinion has been prepared for you pursuant to Section 7.2 and Annex I, paragraph 2(iv) of the Merger Agreement. It may not be relied upon by anyone else without our prior written consent, except that we consent to DLA Piper LLP (US)’s reliance on this opinion regarding the status of ALL as a REIT with respect to time periods covered by this opinion, subject to all terms, conditions and qualifications set forth in this opinion, including the continuing truthfulness, accuracy and completeness of the facts and assumptions set forth in this opinion and the representations set forth in the Officers’ Certificate upon which this opinion relies. Our consent to DLA Piper LLP (US)’s reliance on this opinion is given solely for purposes of their opinion regarding the status of ALL as a REIT and our consent should not be construed as permitting reliance on our opinion for any other purpose. We express no opinion as to the status of ALL as a REIT after the Acceptance Time.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

forward merger in which ALL merges with and into Purchaser.